Exhibit 99.1

Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania
18103
(800) 422-2825

Contact:  Thomas B. Dornblaser
          Manager, Investor Relations
                                                   News Release
New York Stock Exchange (BPL)                 FOR IMMEDIATE RELEASE
                                                 January 4, 1999


Allentown, PA January 4, 1999 . . . Buckeye Management Company, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the "Partnership"), today announced that, in furtherance of its previously announced cost reduction initiative, the Partnership completed an internal restructuring effective December 31, 1998.

In connection with the restructuring, Buckeye Management Company, the Partnership's general partner, transferred its general partnership interest in the Partnership to Buckeye Pipe Line Company, a wholly-owned subsidiary of Buckeye Management Company. Buckeye Pipe Line Company will serve as the sole general partner of the Partnership and its several operating partnerships. The Buckeye Pipe Line Company Board of Directors will consist of the same members who presently serve on the Buckeye Management Company Board. The change in the general partner will have no effect on the business or operations of the Partnership.

Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,500 miles of pipeline operating in 10 states.